                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
   TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)
                                (Amendment No. 1)


                            PEROT SYSTEMS CORPORATION

                                (Name of Issuer)

                              CLASS A COMMON STOCK

                         (Title of Class of Securities)

                                   714265 10 5

                                 (CUSIP Number)

                                  -------------

             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]      Rule 13d-1(b)
          [ ]      Rule 13d-(c)
          [X]      Rule 13d-1(d)

CUSIP NO.         714265 10 5                                        Page 2 of 3


-------- --------------------------------------------------------------------------------------------------
1.       Name of Reporting Person                    Morton H. Meyerson

         I.R.S. Identification No. of Above Person

-------- --------------------------------------------------------------------------------------------------
2.       Check The Appropriate Box If A Member Of A Group*
                                                                 [ ]      (a)
                                                                 [ ]      (b)

-------- --------------------------------------------------------------------------------------------------
3.       SEC  Use Only


-------- --------------------------------------------------------------------------------------------------
4.       Citizenship Or Place Of Organization                          USA


----------------------- ------ ----------------------------------------------------------------------------
      Number of         5.     Sole Voting Power
        Shares                                                 7,946,380 (1)
     Beneficially
       Owned by
         Each
      Reporting
     Person With
----------------------- ------ ----------------------------------------------------------------------------
                        6.     Shared Voting Power
                                                               -0-

----------------------- ------ ----------------------------------------------------------------------------
                        7.     Sole Dispositive Power
                                                                   7,946,380 (1)

----------------------- ------ ----------------------------------------------------------------------------
                        8.     Shared Dispositive Power
                                                             -0-

-------- --------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person

                                                          7,946,380 (1)
-------- --------------------------------------------------------------------------------------------------
10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                               [ ]

-------- --------------------------------------------------------------------------------------------------
11.      Percent Of Class Represented By Amount In Row 9

                                                          10.3%
-------- --------------------------------------------------------------------------------------------------
12.      Type Of Reporting Person
                                                                                                 IN

-------- --------------------------------------------------------------------------------------------------


(1) Reflects a two-for-one stock split on January 6, 1999.
    The Issuer's 401(K) Plan holds 3,980 shares for Mr. Meyerson's benefit.

CUSIP NO.         714265 10 5                                        Page 3 of 3


-------- --------------------------------------------------------------------------------------------------
1.       Name of Reporting Person             Meyerson Family Limited Partnership
         I.R.S. Identification No. of Above Person

-------- --------------------------------------------------------------------------------------------------
2.       Check The Appropriate Box If A Member Of A Group*
                                                                 [ ]      (a)
                                                                 [ ]      (b)

-------- --------------------------------------------------------------------------------------------------
3.       SEC  Use Only


-------- --------------------------------------------------------------------------------------------------
4.       Citizenship Or Place Of Organization                 USA


----------------------- ------ ----------------------------------------------------------------------------
      Number of         5.     Sole Voting Power
        Shares                                                         7,942,400 (1)
     Beneficially
       Owned by
         Each
      Reporting
     Person With
----------------------- ------ ----------------------------------------------------------------------------
                        6.     Shared Voting Power
                                                                             -0-

----------------------- ------ ----------------------------------------------------------------------------
                        7.     Sole Dispositive Power
                                                                       7,942,400 (1)

----------------------- ------ ----------------------------------------------------------------------------
                        8.     Shared Dispositive Power
                                                                      -0-
-------- --------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person

                                                                               7,942,400 (1)
-------- --------------------------------------------------------------------------------------------------
10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                [ ]

-------- --------------------------------------------------------------------------------------------------
11.      Percent Of Class Represented By Amount In Row 9

                                                                              10.2%
-------- --------------------------------------------------------------------------------------------------
12.      Type Of Reporting Person
                                                                                                 PN

-------- --------------------------------------------------------------------------------------------------


(1) Reflects a two-for-one stock split on January 6, 1999.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1.

     (a)      Name of Issuer:
                            Perot Systems Corporation

     (b)      Address of Issuer's Principal Executive Offices:
                           12404 Park Central Drive, Dallas, Texas 75251

ITEM 2.

     (a)      Name of Person Filing:
                           Morton H. Meyerson
                           Meyerson Family Limited Partnership

     (b)      Address of Principal Business Office:
                           4514 Cole Avenue, Dallas, Texas 75205

     (c)      Citizenship:
                           USA

     (d)      Title of Class of Securities:
                           Class A Common Stock

     (e)      CUSIP Number:
                           714265 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                           Not Applicable

ITEM 4A.  OWNERSHIP BY MORTON H. MEYERSON

     (a)      Amount Beneficially Owned: 7,946,380 (1)(2)

     (b)      Percent of Class:                  10.3%

     (c)      Number of shares as to which such person has:

          (i)      sole power to vote or to direct the vote
                                                     7,946,380 (1)(2)

          (ii)     shared power to vote or to direct the vote
                                                     -0-

          (iii)    sole power to dispose or to direct the disposition of
                                                     7,946,380 (1)(2)

          (iv)     shared power to dispose or to direct the disposition of
                                                     -0-

ITEM 4B.  OWNERSHIP BY MEYERSON FAMILY LIMITED PARTNERSHIP

     (a)      Amount Beneficially Owned:         7,942,400 (1)

     (b)      Percent of Class:                  10.2%

     (c)      Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
                                                              7,942,400 (1)

          (ii)  shared power to vote or to direct the vote
                                                              -0-

          (iii)  sole power to dispose or to direct the disposition of
                                                              7,942,400 (1)

          (iv)  shared power to dispose or to direct the disposition of
                                                              -0-

(1) Reflects a two-for-one stock split on January 6, 1999.
(2) Issuer's 401(K) Plan holds 3,980 shares for Mr. Meyerson's benefit.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                           Not Applicable

ITEM 10.  CERTIFICATION

                           Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     Date:  February 12, 1999

                                     /s/      Morton H. Meyerson
                                     -------------------------------------------
                                              Morton H. Meyerson




                                     Meyerson Family
                                     Limited Partnership


                                     By: /s/  MORTON H. MEYERSON
                                        ----------------------------------------
                                              Morton H. Meyerson
                                                General Partner